                           OFFER TO PURCHASE FOR CASH
                 ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                     ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

                                       AT

                              $5.75 NET PER SHARE

                                       BY

                                 WC-RMA CORP.,

                          A WHOLLY-OWNED SUBSIDIARY OF

                            WHITMAN'S CANDIES, INC.
                                ---------------

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
            WEDNESDAY, JUNE 16, 1999, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1)THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN), A NUMBER OF SHARES OF COMMON STOCK OF ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. (THE "COMPANY"), PAR VALUE $0.03 PER SHARE (COLLECTIVELY, THE "SHARES"), WHICH, WHEN ADDED TO THE SHARES THEN BENEFICIALLY OWNED BY WHITMAN'S CANDIES, INC. (THE "PARENT"), WC-RMA CORP. (THE "PURCHASER") OR THEIR AFFILIATES, CONSTITUTES AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING, ON A FULLY DILUTED BASIS (THE "MINIMUM TENDER CONDITION"); (2) EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIOD, IF ANY, UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT") (THE "HSR CONDITION"); (3) THE COMPANY NOT HAVING ENTERED INTO OR EFFECTUATED ANY AGREEMENT OR TRANSACTION WITH ANY PERSON OR ENTITY (INCLUDING ITS STOCKHOLDERS) OR TAKEN ANY ACTION HAVING THE EFFECT OF IMPAIRING THE PURCHASER'S ABILITY TO ACQUIRE THE COMPANY OR OTHERWISE DIMINISHING THE EXPECTED ECONOMIC VALUE TO THE PURCHASER OF THE ACQUISITION OF THE COMPANY, AND THE COMPANY NOT POSTPONING ITS 1999 ANNUAL MEETING OF STOCKHOLDERS OR TAKING ANY OTHER ACTION THAT WOULD IMPEDE THE PARENT'S ABILITY TO NOMINATE ONE OR MORE DIRECTORS FOR ELECTION OR ITS ABILITY TO MAKE ANY OTHER PROPOSALS TO BE VOTED UPON BY STOCKHOLDERS AT SUCH MEETING (THE "DEFENSIVE ACTION CONDITION"); AND (4) SATISFACTION OF THE OTHER CONDITIONS SPECIFIED IN SECTION 14 HEREOF. SEE SECTION 14.

                            ------------------------

May 10, 1999

                      THE DEALER MANAGER FOR THE OFFER IS:

                      [NESBITT BURNS SECURITIES INC. LOGO]

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or a facsimile thereof) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 prior to the expiration of the Offer or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if he or she desires to tender such Shares.

    Any stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent or the Dealer Manager at their addresses and telephone number set forth on the back cover of this Offer to Purchase.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
INTRODUCTION..............................................................     1

 1.  Terms of the Offer; Expiration Date..................................     4

 2.  Acceptance for Payment and Payment for Shares........................     5

 3.  Procedures for Tendering Shares......................................     6

 4.  Withdrawal Rights....................................................     9

 5.  Certain Federal Income Tax Consequences..............................     9

 6.  Price Range of Shares; Dividends.....................................    11

 7.  Effect of the Offer on the Market for the Shares, Stock Exchange
  Listing and

      Exchange Act Registration; Margin Regulations.......................    11

 8.  Certain Information Concerning the Company...........................    12

 9.  Certain Information Concerning the Purchaser and the Parent..........    14

10.  Source and Amount of Funds...........................................    17

11.  Background of the Offer; Contacts with the Company...................    18

12.  Purpose of the Offer; Proposed Merger; Plans for the Company.........    20

13.  Dividends and Distributions..........................................    22

14.  Conditions of the Offer..............................................    22

15.  Certain Legal Matters and Regulatory Approvals.......................    26

16.  Fees and Expenses....................................................    28

17.  Miscellaneous........................................................    28

Schedule I-- Information Concerning the Directors and Executive Officers
  of the Parent and the Purchaser.........................................    30

                       TO THE HOLDERS OF COMMON STOCK OF
                    ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.:
                                  INTRODUCTION

    WC-RMA Corp. (the "Purchaser") hereby offers to purchase any and all of the outstanding shares of Common Stock, par value $0.03 per share (the "Shares"), of Rocky Mountain Chocolate Factory, Inc., a Colorado corporation (the "Company"), at a price of $5.75 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). The Purchaser is a Delaware corporation and a wholly-owned subsidiary of Whitman's Candies, Inc. , a Missouri corporation (the "Parent").

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes upon the purchase of Shares by the Purchaser pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 3. The Purchaser will pay all charges and expenses of Nesbitt Burns Securities Inc., as Dealer Manager (the "Dealer Manager"), Harris Trust Company of New York, as Depositary (the "Depositary"), and D.F. King & Co., Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16. For purposes of this Offer to Purchase, references to "Section" are references to a section of this Offer to Purchase, unless the context otherwise requires.

    The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Purchaser currently intends to propose, and to seek to have the Company consummate as soon as practicable after consummation of the Offer, a merger or similar business combination (the "Proposed Merger") with the Purchaser or another direct or indirect subsidiary of the Parent, pursuant to which each then outstanding Share (other than Shares held by the Parent, the Purchaser or any other wholly-owned subsidiary of the Parent or any affiliate of the Parent, Shares held in the treasury of the Company and Shares held by stockholders who properly exercise appraisal rights under Colorado law) would be converted into the right to receive in cash the price per Share paid by the Purchaser pursuant to the Offer and the Company would become a wholly-owned subsidiary of the Parent.

    Although the Purchaser will seek to have the Company consummate the Proposed Merger as soon as practicable after consummation of the Offer, if the Board of Directors of the Company (the "Company Board") opposes the Offer and/or the Proposed Merger, certain provisions of the Colorado Business Corporation Act (the "BCA"), the Company's Articles of Incorporation, as amended (the "Company Charter"), and the Company's By-Laws (the "By-Laws") may affect the ability of the Purchaser to obtain control of the Company and to effect the Proposed Merger. Depending on the Company's response to the Offer and the Proposed Merger, the Parent and the Purchaser may take such further actions as they deem appropriate to achieve its objective of acquiring control of the Company, including conducting a proxy contest at the Company's 1999 Annual Meeting of Stockholders (the "Company Annual Meeting") or at a special meeting of stockholders of the Company (a "Company Special Meeting"). However, the Parent and the Purchaser have not yet made any determination whether to do so. Accordingly, the timing and final terms of the Proposed Merger will depend on a variety of factors and legal requirements, the actions of the Company Board, the number of Shares acquired by the Purchaser pursuant to the Offer, and whether the Minimum Tender Condition, the HSR Condition, the Defensive Action Condition and the other conditions to this Offer to Purchase specified in Section 14 are satisfied or waived. For a discussion of certain appraisal rights that will be available to stockholders upon consummation of the Proposed Merger, see Section 12.

    In connection with the Offer and the Proposed Merger, the Parent and the Purchaser intend, if necessary, to nominate, and solicit proxies for the election of, one or more nominees who support the Offer and the Proposed Merger (the "Parent Nominees") to the Company Board at the Company Annual Meeting or a Company Special Meeting and to solicit proxies for certain other proposals. The Parent expects that, if elected, and subject to their fiduciary duties under applicable law, the Parent Nominees would be proponents of action by the Company Board to: recommend the Offer, approve the Proposed Merger and take any other actions necessary to permit the Offer and the Proposed Merger to be consummated. Such solicitation will be made pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act").

    The Purchaser may continue to seek to negotiate with the Company with respect to the acquisition of the Company by the Purchaser. The Purchaser reserves the right to amend the Offer upon entry into an acquisition agreement regarding a business combination with the Company or otherwise or to negotiate an acquisition agreement or other agreement regarding a business combination with the Company not involving a tender offer.

    THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE COMPANY ANNUAL MEETING OR ANY COMPANY SPECIAL MEETING. ANY SUCH SOLICITATION WHICH THE PARENT AND/OR THE PURCHASER MAY MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY SOLICITATION MATERIALS COMPLYING WITH ALL APPLICABLE REQUIREMENTS OF SECTION 14(a) OF THE EXCHANGE ACT.

CERTAIN CONDITIONS TO THE OFFER

    The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Expiration Date (as defined herein), a number of Shares of common stock of the Company, par value $0.03 per share (collectively, the "Shares"), which, when added to the shares then beneficially owned by the Parent, the Purchaser or their affiliates, constitutes at least a majority of the total number of Shares outstanding, on a fully diluted basis (the "Minimum Tender Condition"); (2) expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (the "HSR Condition"); (3) the Company not having entered into or effectuated any agreement or transaction with any person or entity (including its stockholders), and the Company not having postponed the Company Annual Meeting or taken any action having the effect of impairing the Purchaser's ability to acquire the Company or otherwise diminishing the expected economic value to the Purchaser of the acquisition of the Company, or taking any other action that would impede the Parent's ability to nominate one or more directors for election or its ability to make any other proposals to be voted upon by stockholders at such meeting (the "Defensive Action Condition"); and (4) satisfaction of the other conditions specified in
Section 14 hereof. See Section 14.

    THE MINIMUM TENDER CONDITION. Consummation of the Offer is conditioned upon there being validly tendered and not withdrawn prior to the Expiration Date, a number of Shares, which, when added to the Shares then beneficially owned by the Parent, the Purchaser or their affiliates, constitutes at least a majority of the total number of Shares outstanding on a fully diluted basis. According to the Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 1998, as of January 5, 1999, there were 2,599,599 Shares issued and outstanding. According to the Company's Annual Report on Form 10-K for the year ended February 28, 1998, as of February 28, 1998, 151,000 Shares were issuable under then outstanding and presently exercisable options. The Parent currently does not beneficially own any Shares. Based on the foregoing and assuming that no options were granted after February 28, 1998, and that no options were exercised, expired or became exercisable from February 28, 1998, through the date hereof, there would be 2,750,599 Shares outstanding on a fully diluted basis and the number of Shares subject to the Offer and the Proposed Merger would be 2,750,599. The actual number of Shares subject to the Offer will depend upon the facts as they exist on the date of the purchase or the Effective Date. Based on this information, the Parent and the Purchaser currently believe that approximately 1,375,300 Shares must be tendered and not withdrawn to satisfy the Minimum Tender Condition.

    THE HSR CONDITION. Consummation of the Offer is conditioned upon the expiration or termination of the waiting period applicable to the acquisition of Shares pursuant to the Offer under the HSR Act.

    The Parent will file on the date hereof with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Pre-merger Notification and Report Form under the HSR Act with respect to the Offer. Accordingly, the waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time, on Tuesday, May 25, 1999, unless prior to the expiration or termination of the waiting period the FTC or the Antitrust Division extends the waiting period by requesting additional information or documentary material from the Parent. If such a request is made, the waiting period applicable to the Offer will expire on the tenth calendar day after the date of substantial compliance by the Parent with such request. Thereafter, the waiting period may be extended by court order or by consent of the Parent. The waiting period under the HSR Act may be terminated by the FTC and the Antitrust Division prior to its expiration. For information with respect to approvals required to be obtained prior to the consummation of the Offer, including under the HSR Act. See Section 15.

    THE DEFENSIVE ACTION CONDITION. Consummation of the Offer is conditioned upon the Company not having entered into or effectuated any agreement or transaction with any person or entity (including its stockholders) or taken any action having the effect of impairing the Purchaser's ability to acquire the Company or otherwise diminishing the expected economic value to the Purchaser of the acquisition of the Company, and the Company not postponing the Company Annual Meeting or taking any other action that would impede the Parent's ability to nominate one or more directors for election or its ability to make any other proposals to be voted upon by stockholders at such meeting. In connection with the Offer and Proposed Merger, the Parent and the Purchaser intend, if necessary, to nominate, and solicit proxies for the election of, the Parent Nominees to the Board at the Company Annual Meeting or any Company Special Meeting and to solicit proxies for certain other proposals.

                                   * * * * *

    In the event the Offer is not consummated for any reason, or in the event the Company takes any of the actions specified in the Defensive Action Condition, the Purchaser and the Parent intend to explore all options which may be available to them at such time, which may include without limitation terminating this Offer, the acquisition of Shares through open market purchases, privately negotiated transactions, or through amending the terms and conditions of the Offer, making another tender offer or exchange offer or otherwise, in each case upon such terms and at such prices as the Purchaser and the Parent shall determine, which may be more or less than the Offer Price. The Purchaser also reserves the right to dispose of Shares, to change the Offer Price, and to decrease the number of Shares sought to be purchased in the Offer.

    Certain other conditions to the consummation of the Offer are described in
Section 14. THE PURCHASER EXPRESSLY RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO WAIVE ANY ONE OR MORE OF THE CONDITIONS TO THE OFFER. See Sections 14 and 15. THE OFFER IS NOT CONDITIONED ON THE PURCHASER OBTAINING FINANCING. See Section 10.

    THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    1.  TERMS OF THE OFFER; EXPIRATION DATE.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for any and all Shares which are validly tendered prior to the Expiration Date (as hereinafter defined) and not properly withdrawn in accordance with Section 4. The term "Expiration Date" means 5:00 p.m., New York City time, on Wednesday, June 16, 1999, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

    Subject to the applicable regulations of the Securities and Exchange Commission (the "SEC"), the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) subject to the conditions of the Offer set forth in Section 14, to decline to purchase any of the Shares tendered in the Offer and terminate the Offer, and return all tendered Shares to the tendering stockholders, (ii) to waive or amend any or all conditions to the Offer to the extent permitted by applicable law and, subject to complying with applicable rules and regulations of the SEC, purchase any and all Shares validly tendered, or (iii) to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended.

    The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open in accordance with the applicable regulations of the SEC, including the occurrence of any of the conditions specified in the Introduction and Section 14, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw Shares in accordance with the procedures set forth in Section 4.

    Subject to the applicable regulations of the SEC, the Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares in order to comply in whole or in part with any applicable law and (ii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, waiver or amendment to the Depositary and by making a public announcement thereof.

    The Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the expiration, termination or withdrawal of the Offer, and (ii) the Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of the third preceding paragraph), any Shares upon the occurrence of any of the conditions specified in
Section 14 without extending the period of time during which the Offer is open.

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

    If the Purchaser makes a material change in the terms of the Offer or information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information. The SEC has taken the position that an offer should generally remain open for a minimum of five business days from the date a material change is first published, sent or given to stockholders. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is required to allow for adequate dissemination to stockholders and investor response. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act. Accordingly, if, prior to the Expiration Date, the Purchaser increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended at least until the expiration of such ten business day period.

    A request is being made to the Company pursuant to Rule 14d-5 of the Exchange Act for the use of the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders. Upon compliance by the Company with this request, this Offer to Purchase, the Letter of Transmittal, and all other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholders lists, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares following receipt of their lists or listings from the Company or by the Company, if it so elects.

    2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for any and all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in the Introduction and Section 14. The Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of or, subject to applicable rules of the SEC, payment for Shares in order to comply in whole or in part with any applicable law. See Section 15. For a description of the Purchaser's right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment of Shares. See Section 14.

    In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. See Section 3.

    The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment. Payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY THE PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. The Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

    If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing Shares not purchased will be returned without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility) as promptly as practicable following the expiration or termination of the Offer.

    If, prior to the Expiration Date, the Purchaser increases the consideration to be paid per Share pursuant to the Offer, the Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

    The Purchaser reserves the right to transfer or assign, in whole at any time, or in part from time to time, to the Parent or one or more direct or indirect wholly-owned subsidiaries of the Parent, the right to purchase all or any portion of the Shares tendered pursuant to the Offer; provided, that any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    3.  PROCEDURES FOR TENDERING SHARES.

    VALID TENDER OF SHARES. In order for Shares to be validly tendered pursuant to the Offer, either (a) (i) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and (ii) the Share Certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or Shares must be tendered pursuant to the procedure for book-entry transfer described below and the Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ITEMS ARE ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEE. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (each, an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions' on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

    If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Shares not accepted for payment or not tendered are to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

    (iii) the Share Certificates for all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantee (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three NASDAQ Stock Market trading days after the date of execution of the Notice of Guaranteed Delivery.

    Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    IN ALL CASES, SHARES SHALL NOT BE DEEMED VALIDLY TENDERED, UNLESS A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE), OR AN AGENT'S MESSAGE IN THE CASE OF A BOOK-ENTRY TRANSFER, IS RECEIVED BY THE DEPOSITARY.

    Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and (iii) any other documents required by the Letter of Transmittal.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser in its sole discretion, which determination will be final and binding on all parties. The Purchaser reserves the absolute right, in its sole discretion, to reject any or all tenders of Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. In such event the Purchaser will, if required, extend the Offer in accordance with the applicable regulations of the SEC. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

    The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived by the Purchaser. None of the Parent, the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

    APPOINTMENT AS PROXY. By executing a Letter of Transmittal as set forth above (including delivery through an Agent's Message), a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and any and all noncash dividends, distributions, rights, other Shares, or other securities issued or issuable in respect of such Shares). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when and only to the extent that the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given. The designees of the Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's stockholders, by written consent or otherwise, and the Purchaser reserves the right to require that, in order for Shares or other securities to be deemed validly tendered, the Purchaser must be able to exercise full voting rights with respect to such Shares immediately upon the Purchaser's acceptance for payment of such Shares.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A STOCKHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH STOCKHOLDER. SEE INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL.

    The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    4.  WITHDRAWAL RIGHTS.

    Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after July 16, 1999.

    If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be re-tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Parent, the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any time prior to the Expiration Date by following the procedures described in Section 3.

    5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

    GENERAL. The following is a summary of certain material United States federal income tax consequences to Company stockholders of the sale of their Shares to the Purchaser. However, the discussion does not purport to be a complete analysis or listing of all of the tax considerations that might be relevant to any particular Company stockholder in making a decision to tender or not to tender Shares. The discussion does not deal with the tax consequences of a sale of Shares to persons who are subject to special rules such as, for example, financial institutions, dealers in securities, persons who hold Shares as part of a straddle or conversion transaction, regulated investment companies, insurance companies, tax-exempt organizations, and foreign persons. The discussion also does not address the tax consequences of a sale of Shares to any stockholder of the Company who does not hold that stock as a capital asset or who acquires the stock as compensation. Moreover, the application to a sale of Shares of any applicable state, local, or foreign tax laws, or any estate or gift tax laws, is not discussed.

    This discussion is based on the Internal Revenue Code of 1986 (the "Code"), its legislative history, applicable final, temporary, and proposed Treasury Regulations, judicial authority, and administrative rulings and practice, all as currently existing and in effect. There can be no assurance that the Internal Revenue Service (the "IRS") and the courts will not take a contrary view with respect to these tax consequences, and no ruling from the IRS respecting these tax consequences has been or will be sought. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may be retroactive and could affect (possibly adversely) the tax consequences of a sale of Shares to stockholders of the Company.

    SALE OF SHARES. The receipt of cash for Shares pursuant to the Offer or the Proposed Merger will be a taxable transaction for federal income tax purposes. Generally, for federal income tax purposes, a tendering stockholder will recognize capital gain or loss equal to the difference, if any, between the amount of cash received by the stockholder pursuant to the Offer and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer. Gain or loss will be computed separately for each block of Shares (I.E., each group of Shares that was acquired at the same time and price) tendered and purchased pursuant to the Offer.

    For federal income tax purposes net capital gain (I.E., generally, capital gain in excess of capital loss) recognized by an individual upon the sale or exchange of a capital asset that has been held for more than 12 months will generally be subject to tax at a rate not to exceed 20 percent of the net capital gain, and net capital gain recognized from the sale or exchange of a capital asset that has been held for 12 months or less will continue to be subject to tax at the ordinary income tax rates applicable to individuals. Ordinary income recognized by an individual (including dividends and short-term capital gains) is subject to tax at a maximum rate of 39.6 percent of the income. For federal income tax purposes net capital gain recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. The maximum federal tax rate applicable to all capital gains and ordinary income recognized by a corporation is 35 percent of the income.

    WITHHOLDING. Unless a stockholder complies with certain reporting and/or certification procedures, or is an exempt recipient under applicable provisions of the Code and tax regulations, such stockholder may be subject to "backup" withholding of 31 percent with respect to any payments received pursuant to the Offer. Stockholders should contact their brokers to ensure compliance with such procedures. Foreign stockholders should consult with their tax advisors regarding United States withholding taxes in general. Stockholders tendering their Shares in the Offer generally may prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

    THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH COMPANY STOCKHOLDER WHO MAY WISH TO TENDER SHARES SHOULD CONSULT WITH SUCH STOCKHOLDER'S TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE SALE OF SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR NON-UNITED STATES LAWS AND ANY PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.

    6.  PRICE RANGE OF SHARES; DIVIDENDS.

    According to the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1998 (the "Company Form 10-K") and other publicly-available information, the Shares are listed and principally traded on the NASDAQ National Market System ("NASDAQ NMS") under the symbol "RMCF". The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NASDAQ NMS as reported in the Company Form 10-K for periods in 1997 and 1998 and as reported by published financial sources with respect to periods in 1998 and 1999:

                                                                                                HIGH        LOW
                                                                                              ---------  ---------
Fiscal Year Ended February 28, 1998:
  Quarter ended May 31, 1997................................................................  $   5 1/8  $   2 3/4
  Quarter ended August 31, 1997.............................................................      5 1/4          4
  Quarter ended November 30, 1997...........................................................      7 1/8      4 1/4
  Quarter ended February 28, 1998...........................................................      6.596      4 1/2

Fiscal Year Ended February 28, 1999:
  Quarter ended May 31, 1998................................................................  $   7 3/4      4 3/4
  Quarter ended August 31, 1998.............................................................      7 1/8      4 1/4
  Quarter ended November 30, 1998...........................................................      6 1/2          4
  Quarter ended February 28, 1999...........................................................      6.594      4 1/2

Fiscal Year Ended February 28, 2000:
  Quarter ended May 31, 1999 (through May 7)................................................  $   4 3/4  $   3 1/8

    On May 7, 1999, the last trading day prior to the date of the Offer, the reported closing sales price of the Shares on the NASDAQ NMS was $3.50 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    According to the Company Form 10-K, the Company has not declared or paid dividends on the Shares since it became a publicly-owned Company.

    7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, STOCK EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

    STOCK MARKET LISTINGS. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NASDAQ NMS for continued listing and may, therefore, be delisted. According to the NASDAQ NMS's published guidelines, the NASDAQ NMS could consider delisting the Shares if, among other things, the number of publicly held Shares (excluding Shares held by officers, directors, their immediate families and other concentrated holdings of 10% or more) were less than 500,000, there were less than 300 public holders of at least 100 Shares, or the aggregate market value of the publicly held Shares was less than $1 million. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NASDAQ NMS for continued listing and the listing of Shares thereon is discontinued, the market for the Shares could be adversely affected.

    If the NASDAQ NMS were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or on the Bulletin Board, the "pink sheets" or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company could be deprived of the ability to dispose of the securities pursuant to Rule 144 or 144A under the Securities Act of 1933, as amended. It is the current intention of the Purchaser to seek to cause the Company to terminate the registration of the Shares as soon after the consummation of the Offer or the Proposed Merger as the requirements for termination of registration are met.

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities ("purpose loans"). Depending upon factors similar to those described above with respect to listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for purpose loans made by brokers.

    8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

    The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. None of the Parent, the Purchaser, the Dealer Manager, the Depositary or the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Parent or the Purchaser.

    The Company is a Colorado corporation whose principal executive offices are located at 265 Turner Drive, Durango, Colorado 81301. The Company was incorporated in 1982.

    The Company is a manufacturer, international franchisor and retail operator of an extensive line of gourmet chocolates and other confectionery items. The Company sells its candies in more than 220 company-owned and franchised stores as well as through a variety of third party retail and non-retail programs, including national and international retail, fundraising, corporate sales and internet programs.

    On March 12, 1999 the Company issued the following press release:

      "Rocky Mountain Chocolate Factory, Inc. (Nasdaq:RMCF) today announced that earnings per share for the fiscal year ended February 28, 1999 will be significantly lower than previously anticipated.

      Factors contributing to less than expected fiscal 1999 earnings per share include: (1) Less than anticipated sales to distribution channels outside the Company's system of retail stores; (2) Incremental costs associated with the start-up (due to labor shortages and facility space constraints) and ultimate closure (due to less than anticipated demand) of a remote packaging facility; (3) Production inefficiencies caused by facility space constraints and the lack of a sufficient seasonal workforce; (4) Write-down provisions for spoiled, excess and obsolete inventory resulting from product over-production; (5) Higher than expected third party shipping costs; and (6) Provisions for returns and allowances relating to products sold to outside distribution channels.

      The Company is in the process of evaluating and implementing a restructuring program to address these issues. The restructuring plan includes: re-engineering certain of the Company's manufacturing processes, implementation of a cost structure reduction and containment program, securing a competitive third party shipping agreement, and creating new and distinct packaging for outside channels. The Company believes its restructuring efforts will improve operating margins and restore the Company to an acceptable level of profitability.

      In addition to the Company's internal restructuring plans, the Company intends to continue to selectively pursue potential strategic relationships.

      This press release contains certain forward-looking statements regarding the Company's expected performance for the current and future periods; actual results for such periods may materially differ. Such forward-looking statements involve risks and uncertainties that may cause such expectations not to be realized, including changing market conditions in the overall economy and retail industry, changes in consumer demand or competitive conditions, the success of the Company's strategy of expanding into new, previously untested distribution channels and other factors detailed from time to time in the Company's annual and other reports filed with the Securities and Exchange Commission.

      Rocky Mountain Chocolate Factory, Inc. is a manufacturer of an extensive line of premium chocolates and other confectionery products, a retail operator and an international franchiser."

    FINANCIAL INFORMATION ON THE COMPANY. The following table sets forth certain summary consolidated financial information with respect to the Company excerpted or derived from the audited financial statements contained in the Company Form 10-K and the unaudited financial information of the Company for the nine months ended November 30, 1997 and 1998 contained in the Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 1998. More comprehensive financial information is included in such reports and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such documents (which may be inspected and obtained as described below), including the financial statements and related notes contained therein. Neither the Parent, the Purchaser, the Dealer Manager, the Depositary, nor the Information Agent assumes any responsibility for the accuracy of the financial information set forth below.

                     ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               NINE MONTHS ENDED
                                                                 YEAR ENDED FEBRUARY 28,          NOVEMBER 30,
                                                             -------------------------------  --------------------
INCOME STATEMENT DATA                                          1998       1997       1996       1998       1997
-----------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
Total revenues.............................................  $  23,764  $  22,281  $  18,552  $  19,503  $  17,426
Net income (loss)..........................................        240     (1,366)     1,208      1,191        735
Net income (loss) per common stock.........................       0.08      (0.47)      0.43       0.44       0.25

                                                               AT FEBRUARY 28,
BALANCE SHEET                                                  1998       1997          AT NOVEMBER 30, 1998
-----------------------------------------------------------  ---------  ---------  -------------------------------
Total assets...............................................  $  19,868  $  18,666             $  21,799
Long term debt.............................................      5,993      5,737                 5,523
Stockholders' equity.......................................     10,019      9,779                 9,269

    The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Shares, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the SEC: Seven World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information. The Shares are listed on the NASDAQ NMS, and reports, proxy statements and other information concerning the Company should also be available for inspection at the offices of the NASDAQ NMS, 1735 K Street, N.W., Washington, D.C. 20006.

    9.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND THE PARENT.

    THE PURCHASER. The Purchaser is a Delaware corporation which was organized in 1999. The principal offices of the Purchaser are located at 1000 Walnut St., Suite 900, Kansas City, Missouri 64106. Effective August 1, 1999, the Purchaser's principal executive offices will be located at 4900 Oak Street, Kansas City, Missouri 64112. The Purchaser is a wholly-owned subsidiary of the Parent. Until immediately prior to the time that the Purchaser will purchase Shares pursuant to the Offer, it is not expected that the Purchaser will have any significant assets or liabilities or engage in activities other than the ownership of Shares and those activities incident to the transactions contemplated by the Offer.

    THE PARENT. The Parent is a Missouri corporation with its principal executive offices located at 1000 Walnut St., Suite 900, Kansas City, Missouri 64106. Effective August 1, 1999, the Parent's principal executive offices will be located at 4900 Oak Street, Kansas City, Missouri 64112. The Parent markets and sells a variety of different chocolate candy and confectionery products under the "Whitman's" brand name, including the famous "Whitman's Sampler" boxed chocolates. The Parent is affiliated with Russell Stover Candies, Inc. ("Affiliate") because of certain common shareholders, officers and directors. Affiliate, which is the third largest manufacturer of chocolate candy and confectionery products in the United States, operates seven major manufacturing plants across the country. The Parent purchases its candy and confectionery products from Affiliate pursuant to an arms' length supply contract. The Parent and Affiliate had combined sales of more than $500 million in 1998, primarily through sales to retail accounts. The Parent's sales were approximately $130 million.

    FINANCIAL INFORMATION. As a private company, the Parent is not subject to the information reporting requirements of the Exchange Act, and, accordingly, does not file reports or other information with the SEC relating to its business, financial condition and other matters. As a result, such information has not generally been available to the public.

    Set forth below is certain selected historical consolidated financial information relating to the Parent and its subsidiaries for the fiscal years ended December 1, 1998, 1997 and 1996. Such information is provided for supplemental information purposes only and is neither intended nor required to comply with the requirements of the Exchange Act. Because the only consideration in the Offer is cash, and in view of the amount of consideration payable in relation to the financial capability of the Parent and its affiliates and the irrevocable letter of credit obtained by the Parent described in Section 10, the Purchaser believes that additional financial information regarding the Parent and its affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer.

                    WHITMAN'S CANDIES, INC. AND SUBSIDIARIES
             SELECTED, UNAUDITED CONSOLIDATED FINANCIAL INFORMATION
                                 (IN THOUSANDS)

                                                                                12/31/98    12/31/97    12/31/96
                                                                               ----------  ----------  ----------
Current assets...............................................................  $   44,036  $   35,187  $   31,992
Other assets.................................................................       5,323       6,363       6,878
                                                                               ----------  ----------  ----------
  Total assets...............................................................      49,359      41,550      38,870
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

Current liabilities..........................................................  $   35,980  $   29,333  $   23,613
Minority interest in consolidated subsidiary.................................          18          80          78
Stockholders' equity.........................................................      13,361      12,137      15,179
                                                                               ----------  ----------  ----------
                                                                                   49,359      41,550      38,870
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                                                                                     1998        1997        1996
                                                                               ----------  ----------  ----------

Net sales....................................................................  $  129,771  $  124,507  $   86,338
Cost of goods sold...........................................................      85,328      76,315      56,973
                                                                               ----------  ----------  ----------
  Gross profit...............................................................      44,443      48,192      29,365
Selling, general and administrative expenses.................................      39,402      35,218      24,932
                                                                               ----------  ----------  ----------
  Operating profit...........................................................       5,041      12,974       4,433
Interest income..............................................................       1,254         247         440
Minority interest in loss of consolidated subsidiary.........................          33          25          10
Other........................................................................       4,150      (1,205)         69
                                                                               ----------  ----------  ----------
  Net income (loss)..........................................................      10,478      12,041       4,952
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                                                                                     1998        1997        1996
                                                                               ----------  ----------  ----------
Beginning stockholders' equity...............................................  $   12,137  $   15,179  $   19,949
Paid in capital..............................................................          --          --          --
Net income (loss)............................................................      10,478      12,041       4,952
Distributions................................................................      (8,861)    (15,083)     (9,722)
Cumulative foreign currency translation......................................        (393)         --          --
                                                                               ----------  ----------  ----------
  Ending stockholders' equity................................................      13,361      12,137      15,179
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Parent and the Purchaser are set forth in Schedule I hereto.

    OWNERSHIP OF SHARES. The Parent does not currently beneficially own any Shares.

    Neither the Parent nor the Purchaser, nor, to the best knowledge of the Parent or the Purchaser, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of such persons, beneficially owns any equity security of the Company and neither the Parent nor the Purchaser, nor, to the best knowledge of the Parent or the Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

    Except as set forth in this Offer to Purchase, neither the Parent nor the Purchaser, nor, to the best knowledge of the Parent or the Purchaser, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither the Parent nor the Purchaser, nor, to the best knowledge of the Parent or the Purchaser, any of the persons listed in Schedule I hereto has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the SEC.

    CIVIL PROCEEDINGS. During the past five years neither the Parent nor the Purchaser, nor, to the best knowledge of the Parent or the Purchaser, any of the persons listed in Schedule I hereto has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation of such laws.

    10. SOURCE AND AMOUNT OF FUNDS.

    According to the Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 1998, as of January 5, 1999, there were 2,599,599 Shares issued and outstanding. According to the Company's Annual Report on Form 10-K for the year ended February 28, 1998, as of February 28, 1998, 151,000 Shares were issuable under then outstanding and presently exercisable options. The Parent currently does not beneficially own any Shares. Based on the foregoing and assuming that no options were granted after February 28, 1998, and that no options were exercised, expired or became exercisable from February 28, 1998 through the date hereof, there would be 2,750,599 Shares outstanding on a fully diluted basis and the number of Shares subject to the Offer and the Proposed Merger would be 2,750,599. The actual number of Shares subject to the Offer and the Proposed Merger will depend upon the facts as they exist on the date of the purchase or the Effective Date. Based on this information, Parent and Purchaser currently believe that approximately 1,375,300 Shares must be tendered and not withdrawn to satisfy the Minimum Tender Condition.

    The Purchaser estimates that the total amount of funds required to purchase all of the Shares pursuant to the Offer and to pay all related costs and expenses will be approximately $16.5 million. The Purchaser plans to obtain such funds through capital contributions or advances made by the Parent. The Parent has approximately $5 million in cash on hand and has obtained an irrevocable standby letter of credit from Commerce Bank, N.A. in the amount of $25 million for a period of 12 months (the "Irrevocable Letter of Credit") to pay the estimated funds necessary to consummate the Offer. The Purchaser may also consider paying off some or all of the approximately $5.5 million of long-term indebtedness of the Company (as of November 30, 1998). The amount, if any, to be paid off will depend on a number of factors, including interest rates, prepayment penalties (if any) and the ability to obtain necessary consents. Accordingly, the exact amounts and timing of any payments of existing indebtedness of the Company are subject to various factors and are not, at this time, determinable.

    The Irrevocable Letter of Credit is secured by the assets of the Parent and by a pledge of publicly-traded bonds by certain shareholders of the Parent. The Parent's cost of the Irrevocable Letter of Credit that it has obtained is interest at the rate of one-quarter ( 1/4) of one percent per annum for the period during which the Irrevocable Letter of Credit is outstanding; plus a one-time fee of $18,000. The Irrevocable Letter of Credit may be drawn upon in the event the Offer is consummated, the Proposed Merger is consummated or the Parent decides to pay off some of the existing indebtedness of the Company.

    It is anticipated that the Parent may reimburse its shareholders for any of their assets used to fund the Irrevocable Letter of Credit from funds generated internally by Parent or through additional borrowings from public or private sources (including Affiliate).

    The foregoing description of the Irrevocable Letter of Credit is qualified in its entirety by reference to the full text of such Irrevocable Letter of Credit, a copy of which has been attached as an exhibit to the Schedule 14D-1 filed with the SEC in connection with the Offer.

THE OFFER IS NOT CONDITIONED UPON THE PURCHASER OBTAINING FINANCING.

    11. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

    In the ordinary course of the Parent's and Affiliate's long-term strategic review process, both entities routinely analyze investments and potential combinations with various companies. In furtherance of that objective in October, 1998, Mr. Richard S. Masinton, Chief Administrative Officer of both the Parent and Affiliate, contacted Mr. Jonathan Baum of George K. Baum & Co., Inc. ("GKB") to express an interest in acquiring an equity position in the Company and to inquire whether GKB could represent Affiliate in approaching management of the Company to discuss possible alternatives. However, Mr. Baum responded that, coincidentally, GKB already had been contacted by the Company to assist the Company in developing strategies to increase shareholder value and that Mr. Duncan O'Brien of GKB would inform the Company's management of Affiliate's expression of interest.

    By December 1998, Mr. Masinton had not received any communication from GKB or the Company. In mid-December 1998, Mr. Masinton called Mr. Franklin Crail, Chief Executive Officer of the Company, to discuss the acquisition by Affiliate of an equity interest in the Company, and to discuss strategic advantages that could result from a combination. Mr. Masinton and Mr. Crail met on January 5, 1999 to discuss Affiliate's interest in the Company. Mr. Crail showed an interest in seeking a strategic alliance or initiative to enhance shareholder value.

    On January 13, 1999, Mr. Masinton sent a letter to Mr. Crail outlining the advantages that Affiliate could bring to the Company if Affiliate were to acquire a strategic and financial interest in the Company. Mr. Masinton stated in the letter that, because of Affiliate's size and resources, Affiliate could improve the Company's production, operating and manufacturing efficiencies. Mr. Masinton outlined what Affiliate believed would be the benefit of these improved efficiencies. Those benefits, according to Mr. Masinton's letter, would include potential improved franchise profitability, lower costs for raw materials and more creative packaging. Although Mr. Masinton's letter referred to selling the Company's products in distribution channels outside the Company's retail store system, Affiliate and the Parent have subsequently determined that, if the Purchaser acquires control of the Company, it intends to reassert the Company's emphasis and focus on its retail operations. Mr. Masinton's letter referred in general terms to Affiliate's desired stock ownership percentage and commensurate representation on the Board of Directors, but did not specify a required ownership percentage.

    On January 20, 1999, Mr. Crail sent a letter to Mr. Masinton acknowledging Affiliate's expression of interest in acquiring a strategic stake in the Company and requesting that Affiliate execute a standstill and confidentiality agreement in advance of further negotiations and sharing of information about the Company. In early March 1999, Mr. Crail contacted Mr. Masinton, who informed Mr. Crail that management of Affiliate did not believe that a standstill agreement was appropriate.

    On March 12, 1999, the Company issued a press release stating that "[i]n addition to the Company's internal restructuring plans, the Company intends to continue to selectively pursue potential strategic relationships." For the full text of this press release, see Section 8.

    In late March or early April 1999, Mr. O'Brien of GKB contacted Mr. Masinton to inquire about Affiliate's interest in the Company. Mr. O'Brien told Mr. Masinton that Mr. O'Brien did not call on behalf of the Company, but out of personal curiosity. Mr. Masinton told Mr. O'Brien that management of Affiliate had made the decision that if Affiliate were to acquire an equity interest in the Company, it would want to acquire at least a majority of the Shares up to and including all Shares. Several days later, Mr. Crail called Mr. Masinton. Mr. Masinton affirmed management's intent to invest in the Company only if it could acquire at least a majority of the Shares.

    Subsequently, managements of Affiliate and the Parent decided and agreed that Parent, acting through its wholly-owned subsidiary, rather than Affiliate, would seek to acquire Shares of the Company.

    On May 5, 1999, Mr. Masinton called Mr. Crail to suggest a meeting in Denver on May 7, 1999 to discuss Parent's interest in the Company.

    On May 7, 1999, Messrs. Masinton and Crail met in Denver. Mr. Masinton informed Mr. Crail that the Parent was prepared to make a tender offer for all Shares. The price of a proposed offer was not discussed, but Mr. Masinton referred generally to the premiums above market prices that are commonly paid in the current tender offer market. Mr. Masinton requested that Mr. Crail express his support for the tender offer to other members of the Board of Directors and with the shareholders. Mr. Crail told Mr. Masinton he would contact his legal counsel.

    Following this meeting, David Casper of the Dealer Manager contacted certain members of the Board of Directors of the Company to discuss the Parent's interest in acquiring the Company.

    On May 7, 1999, in separate phone calls, Bryan Merryman, an executive officer of the Company, and legal counsel for the Company, called legal counsel for the Parent to request a draft of a proposed Merger Agreement (without price information) between the Parent, the Purchaser and the Company, which was provided to them.

    On May 8, 1999, Mr. Casper of the Dealer Manager was called by Mr. O'Brien of GKB. Mr. O'Brien informed Mr. Casper that the Board of Directors of the Company had met that morning and that GKB had been engaged by the Company. Mr. Casper informed Mr. O'Brien that the Parent was very interested in acquiring all of the Shares and hoped that Mr. Crail and the Board would support their offer. Mr. Casper further indicated that the Parent's offer price would be based on an assumption that the current state of the business had not significantly deteriorated and would represent a substantial premium to the market's current view of the Company. Mr. O'Brien suggested that he might call Mr. Casper on Sunday, May 9.

    On May 10, 1998, the Parent issued the following press release:

      WHITMAN'S CANDIES SUBSIDIARY COMMENCES $5.75 PER SHARE TENDER OFFER FOR
                     ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

        "Kansas City, MO (May 10, 1999). Whitman's Candies, Inc. today announced that its wholly-owned subsidiary, WC-RMA Corp., has commenced a cash tender offer for any and all outstanding shares of Rocky Mountain Chocolate Factory, Inc. (NASDAQ: RMCF) at $5.75 per share. Whitman's, based in Kansas City, Missouri, is an affiliate of Russell Stover Candies, Inc., the country's largest producer of boxed chocolates. Whitman's markets and sells a variety of candy and confectionery products, including the famous "Whitman's Sampler" boxed chocolates, throughout the world.

        WC-RMA Corp.'s offer provides Rocky Mountain's shareholders a 64% premium over Rocky Mountain's closing price on Friday, May 7, 1999 and a 73.1% premium over Rocky Mountain's 30-day average closing price. The offer will expire at 5 p.m. EDT on Wednesday, June 16, 1999, unless extended.

        In a recent press release, Rocky Mountain announced that earnings per share for the fiscal year ended February 28, 1999 will be significantly lower than previously anticipated. In that press release, Rocky Mountain cited a number of factors as contributing to its lower earnings, including certain failures relating to sales to distribution channels outside Rocky Mountain's system of retail stores, incremental costs associated with the start-up and closure of a remote packaging facility, production inefficiencies caused by facility space constraints and the lack of a sufficient seasonal work force, product overproduction problems and higher than expected third-party shipping costs.

        Richard S. Masinton, Chief Administrative Officer of Whitman's, stated, "Notwithstanding the problems Rocky Mountain Chocolate Factory has encountered, we continue to admire the quality of Rocky Mountain's products and are impressed by their company-owned and franchised stores. Rocky Mountain should take great pride in their accomplishments to date."

        Thomas S. Ward, Co-President of Whitman's, said that one of Whitman's priorities would be to discontinue the sales of Rocky Mountain products in distribution channels outside Rocky Mountain's system of retail stores. "The strength of Rocky Mountain lies in the strength of its franchisees and their retail stores. We believe that the production, operating and manufacturing efficiencies that Whitman's can provide, together with the strong brand awareness and quality reputation of Rocky Mountain will create a strong base of support for the franchisee network. We would plan to work with the franchisees to continue to expand sales and build on the Rocky Mountain brand name."

        Whitman's said that the offer is conditioned upon, among other things, the tender to the Company of a majority of Rocky Mountain shares on a fully-diluted basis, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and Rocky Mountain's not taking any defensive corporate action in opposition to Whitman's offer.

        Nesbitt Burns Securities Inc. is serving as financial advisor to the Company. D.F. King & Co., Inc. is serving as information agent for the offer.

        This press release is neither an offer to purchase nor a solicitation of an offer to sell any shares of Rocky Mountain. The offer is made solely by WC-RMA Corp.'s Offer to Purchase dated May 10, 1999 and the related letter of transmittal."

    Depending on the Company's response to this Offer, the Parent may take such further actions as it deems appropriate to achieve its objective of acquiring control of the Company, including conducting a proxy contest at the Company Annual Meeting or a Company Special Meeting. See also "Introduction" for a description of various actions which the Parent and the Purchaser may take in the event that the Company takes any of the actions described in the Defensive Action Condition.

    Other than as set forth above, there have not been any contacts, negotiations or transactions between the Parent or the Purchaser, or involving their respective subsidiaries or, to the best knowledge of the Parent or the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

    12. PURPOSE OF THE OFFER; PROPOSED MERGER; PLANS FOR THE COMPANY.

    PURPOSE OF THE OFFER AND THE PROPOSED MERGER. The purpose of the Offer is for the Parent, through the Purchaser, to acquire control of, and the entire equity interest in, the Company. The Parent and the Purchaser currently intend, as soon as practicable following completion of the Offer, to seek to consummate the Proposed Merger. The Parent and the Purchaser intend that in the Proposed Merger, each then outstanding Share (other than Shares owned by the Parent, the Purchaser or any of their wholly-owned subsidiaries and Shares held in the treasury of the Company) would be converted into the right to receive $5.75 in cash, without interest.

    The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to a business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes, however, that if such a business combination is consummated within one year of its purchase of Shares pursuant to the Offer, Rule 13e-3 will not be applicable to it. The Purchaser believes that if such a business combination is not consummated within one year of its purchase of Shares pursuant to the Offer, Rule 13e-3 will be applicable to it. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

    Holders of Shares do not have appraisal rights as a result of the Offer. However, holders of Shares will have certain rights pursuant to the provisions of Article 113 of the BCA if the Proposed Merger is consummated, including the right to dissent and demand appraisal of their Shares. Under Article 113, dissenting stockholders who comply with the applicable statutory procedures and cannot resolve their dissension with the Company regarding the fair value of their Shares pursuant to Article 113, may be entitled to receive a judicial appraisal of the fair value of their Shares and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial appraisal of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Proposed Merger or the market value of the Share. The value so determined could be more or less than the price per Share paid in the Proposed Merger. The foregoing summary of
Article 113 does not purport to be complete and is qualified in its entirety by reference to Article 113.

    The Purchaser and the Parent reserve the right to purchase, following consummation, termination or withdrawal of the Offer, additional Shares in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise. In addition, in the event that the Purchaser decides not to propose the Proposed Merger, to propose a merger on terms other than those described above, or to withdraw any merger previously proposed, the Purchaser and the Parent will evaluate their other alternatives. These alternatives could include purchasing Shares in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise, or taking no further action to acquire Shares. Any additional purchases of Shares by the Purchaser or the Parent could be at a price greater or less than the price to be paid for Shares in the Offer and could be for cash or other consideration. Alternatively, the Purchaser and the Parent may sell or otherwise dispose of any or all Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by the Purchaser and the Parent, which may vary from the price proposed to be paid for Shares in the Offer.

    In connection with the Offer and Proposed Merger, the Parent and the Purchaser intend, if necessary, to nominate and solicit proxies for the election of the Parent Nominees to the Company Board at the Company Annual Meeting or a Company Special Meeting and to solicit proxies for certain other proposals. The Parent expects that, if elected and subject to their fiduciary duties under applicable law, the Parent Nominees would be proponents of action by the Company Board to approve the Proposed Merger and take any other actions necessary to permit the Offer and the Proposed Merger to be consummated. Such solicitation will be made pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

    THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE COMPANY ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS. ANY SUCH SOLICITATION WHICH THE PARENT AND/OR THE PURCHASER MAY MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY SOLICITATION MATERIALS COMPLYING WITH ALL APPLICABLE REQUIREMENTS OF
SECTION 14(A) OF THE EXCHANGE ACT.

    PLANS FOR THE COMPANY. The Purchaser has made a preliminary review of, and will continue to review, on the basis of available information, various possible business strategies that it might consider if it acquires control of the Company. If the Purchaser acquires control of the Company, the Purchaser intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies and personnel and consider what, if any, additional changes or sale of assets would be desirable in light of the circumstances which then exist. Other than as generally described below, the Purchaser and the Parent have no present intention to make any significant changes in the business strategies of the Company, and they have not identified any specific assets, corporate structure, or other business strategy which warrants change, except that the Purchaser and the Parent intend to (i) reassert the Company's emphasis and focus on its retail operations by, among other things, improving and expanding franchisee relationships and working with franchisees to achieve better profitability and increased efficiency, (ii) increase the number of products offered at retail and improve packaging for Company products by utilizing Affiliate's substantial production capacity and packaging capabilities, and
(iii) increase the Company's production, operating and manufacturing efficiencies. Decisions as to the retention or dismissal of the Company's executive officers will be made by the Purchaser on an individual basis if and when it gains control of the Company. Such decisions will be based upon factors including, without limitation, merit, compatibility and functional reorganization.

    Except as otherwise described in this Offer to Purchase, neither the Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a reorganization, liquidation, relocation of operations, or sale or transfer of assets involving the Company, or any material changes in the Company's corporate structure, business or personnel.

    13. DIVIDENDS AND DISTRIBUTIONS.

    If, on or after the date of this Offer to Purchase, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) issue or sell any additional securities of the Company or otherwise cause an increase in the number of outstanding securities of the Company or (iii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares, then, without prejudice to the Purchaser's rights under Sections 1 and 14, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the purchase price and other terms of the Offer, including, without limitation, the amount and type of securities offered to be purchased.

    If, on or after the date of this Offer to Purchase, the Company should declare or pay any dividend on the Shares, or make any distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Purchaser's rights under Sections 1 and 14, (i) the purchase price per Share payable by the Purchaser pursuant to the Offer will be reduced by the amount of any such cash dividend or cash distribution, and
(ii) any such non-cash dividend, distribution or right to be received by the tendering stockholders will be received and held by such tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each such tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount of value thereof, as determined by the Purchaser in its sole discretion.

    14. CONDITIONS OF THE OFFER.

    Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's right to extend and amend the Offer at any time in its sole discretion, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer as to any Shares not then paid for, if in the sole judgment of the Purchaser, at any time on or after May 10, 1999 and prior to the Expiration Date, (i) the Minimum Tender Condition, the HSR Condition, or the Defensive Action Condition has not been satisfied, or (ii) any of the following events shall occur or shall be determined by the Purchaser to have occurred:

        (a) there shall have been threatened, instituted or pending any action, proceeding, claim or application by any government or governmental regulatory or administrative authority or agency, domestic, foreign or supranational, or by any other person, domestic or foreign, before any court or governmental, regulatory or administrative agency, authority or tribunal, domestic, foreign or supranational, that (i) challenges or seeks to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit, or which is likely to impose, in the sole judgment of the Purchaser, voting, procedural, price or other requirements in connection with the acquisition of Shares by the Purchaser or any of its affiliates, the making of the Offer, the acceptance for payment of or payment for Shares by the Purchaser or any of its affiliates or the consummation of the Proposed Merger or any other business combination involving the Company, or the performance of any of the contracts or other arrangements entered into by the Purchaser or any of its affiliates in connection with the acquisition of the Company or seek to obtain any material damages as a result thereof or otherwise directly or indirectly relating to the Offer or the Proposed Merger or such other business combination, (ii) seeks to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Purchaser or any of its affiliates of all or any portion of the business or assets of the Company or any of its subsidiaries or the Purchaser or any of its affiliates, or to compel the Purchaser or any of its affiliates to dispose of or to hold separately all or any portion of the business or assets of the Company or any of its subsidiaries or the Purchaser or any of its affiliates, (iii) imposes or seeks to impose limitations on the ability of the Purchaser or any of its affiliates effectively to acquire or hold or to exercise full rights of ownership of Shares, including without limitation the right to vote the Shares acquired or owned by the Parent, the Purchaser or any of their affiliates on all matters properly presented to the stockholders of the Company, or the right to vote any shares of capital stock of any subsidiary directly or indirectly owned by the Company, (iv) seeks to require divestiture by the Parent, the Purchaser or any of their affiliates of any Shares, (v) might result, in the sole judgment of the Purchaser, in a diminution of the benefits expected to be derived by the Purchaser or any of its affiliates as a result of the Offer or the Proposed Merger or any other business combination involving the Company, or in a diminution of the value of the Shares or the Company to the Purchaser or any of its affiliates, (vi) challenges or adversely affects the Proposed Merger or any other business combination involving the Company, or (vii) in the sole judgment of the Purchaser might adversely affect the business, operations (including, without limitation, results of operation), properties (including, without limitation, intangible properties), condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) or prospects of either the Company or any of its subsidiaries or affiliates or the Parent, the Purchaser or any of their respective affiliates; or

        (b) other than the waiting period under the HSR Act and the necessity for the approvals and other actions by any domestic (federal and state), foreign or supranational governmental, administrative or regulatory agency described in Section 15, there shall have been proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Offer, the Proposed Merger or any other business combination involving the Company, by any government or governmental, regulatory or administrative agency or authority or by any court or tribunal, in each case whether domestic, foreign or supranational, any statute, rule, regulation, judgment, decree, decision, order or injunction that, in the sole judgment of the Purchaser, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above; or

        (c) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, stockholders' equity, financial condition, capitalization, licenses, franchises, permits, operations, results of operations or prospects of the Company or affiliates (or the Purchaser shall have become aware thereof) or in general economic or financial market conditions in the United States or abroad that, in the sole judgment of the Purchaser, is or may be materially adverse to the Company or any of its affiliates, or the Purchaser shall have become aware of any facts that, in the sole judgment of the Purchaser, have or may have material adverse significance with respect to either the value of the Company or any of its affiliates, or the value of the Shares to the Parent, the Purchaser or any of their affiliates; or

        (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the United States over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material adverse change (or any existing or threatened condition, event or development involving a prospective material adverse change) in United States or any other currency exchange rates or a suspension of, or a limitation on, the markets therefor, (iv) any other material adverse change in the market price of the Shares or in the United States securities or financial markets generally, including without limitation, a decline of at least 10% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Stock Index from May 10, 1999 through the date of termination or expiration of the Offer, (v) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (vi) any limitation (whether or not mandatory) by any governmental authority or any other event that, in the sole judgment of the Purchaser, may have material adverse significance with respect to the extension of credit by banks or other lending institutions or the financing of the Offer, the Proposed Merger or any other business combination involving the Company or (vii) in the case of any of the situations described in clauses (i) through (vi) above existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

        (e) a tender or exchange offer for some or all of the Shares shall have been publicly proposed to be made or shall have been made by another person (including the Company or any of its affiliates), or it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) any person, entity (including the Company or any of its affiliates) or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 10% of any class or series of capital stock of the Company (including the Shares) through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 10% of any class or series of capital stock of the Company (including the Shares), other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the SEC prior to May 6, 1999, (ii) any such person, entity or group which, prior to such date, had filed such a Schedule with the SEC, shall have acquired or proposed to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares) constituting 2% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of shares of any class or series of capital stock of the Company (including the Shares) constituting 2% or more of any such class or series, (iii) any person, entity or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer for some or all the Shares or a merger, consolidation or other business combination with or involving the Company or any of its affiliates or (iv) any person, entity or group shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire the Company or any assets or securities of the Company; or

        (f) the Company shall have, directly or indirectly, (i) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, any outstanding Shares or other securities of the Company, (iii) issued, distributed or sold, or authorized, proposed or announced the issuance, distribution or sale of, (A) any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into or exchangeable or exercisable for any of the foregoing, or options, rights or warrants, conditional or otherwise, to acquire any of the foregoing in accordance with their terms, or (B) any other securities or rights in respect of, in lieu of or in substitution or exchange for any shares of its capital stock, (iv) permitted the issuance or sale of any shares of any class of capital stock or other debt or equity securities of any subsidiary of the Company or any securities convertible into or exchangeable or exercisable for any of the foregoing, (v) declared, paid or proposed to declare or pay any dividend or other distribution, whether payable in cash, securities or other property, on or in respect of any Shares, (vi) altered or proposed to alter any material term of any outstanding security of the Company, (vii) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, any debt securities or securities convertible into or exchangeable or exercisable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, or otherwise incurred, authorized or proposed the incurrence of any debt other than in the ordinary course of business and consistent with past practice or any debt containing burdensome covenants, (viii) authorized, recommended, proposed, effected or announced its intention to engage in any merger (other than the Proposed Merger), consolidation, liquidation, dissolution, business combination, acquisition (including by way of exchange) of assets or securities, disposition (including by way of exchange) of assets or securities, joint venture, any release or relinquishment of any material contract or other rights of the Company or any of its affiliates or any comparable event not in the ordinary course of business, (ix) authorized, recommended, proposed or announced its intent to enter into, or entered into any agreement or arrangement with any person, entity or group that in the sole judgment of the Purchaser, has or may have material adverse significance with respect to the value of the Company or any of its affiliates, or the value of the Shares to the Purchaser or any of its affiliates, (x) amended or proposed, adopted or authorized any amendment to the Charter or the By-Laws or similar organizational documents of the Company or the Purchaser shall have learned that the Company shall have proposed or adopted any such amendment which shall not have been previously disclosed, (xi) entered into or amended any employment, severance or similar agreement, arrangement or plan with or for the benefit of any employee of the Company (other than in the ordinary course of business) or so as to provide for increased or accelerated benefits to employees as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for Shares by the Purchaser or the consummation by the Purchaser or any of its affiliates of the Proposed Merger or any other business combination involving the Company, (xii) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its affiliates, or the Purchaser shall have become aware of any such action which shall not have been previously disclosed, or (xiii) agreed in writing or otherwise to take any of the foregoing actions; or

        (g) the Purchaser shall become aware (i) that any material contractual right of the Company shall be impaired or otherwise adversely affected or that any material amount of indebtedness of the Company shall become accelerated or otherwise become due or become subject to acceleration prior to its stated due date, in each case with or without notice or the lapse of time or both, as a result of or in connection with the Offer or the consummation by the Purchaser or any of its affiliates of the Proposed Merger or any other business combination involving the Company, (ii) of any covenant, term or condition in any of the instruments or agreements of the Company that, in the sole judgment of the Purchaser, is or may be (whether considered alone or in the aggregate with other such covenants, terms or conditions) materially adverse to either the value of the Company (including without limitation any event of default that may occur as a result of or in connection with the Offer, the consummation by the Purchaser or any of its affiliates of the Proposed Merger or any other business combination involving the Company) or the value of the Shares to the Purchaser or any of its affiliates or the consummation by the Purchaser or any of its affiliates of the Proposed Merger or any other business combination involving the Company, or (iii) that any report, document, instrument, financial statement or schedule of the Company filed with the SEC contained, when filed, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; or

        (h) any approval, permit, authorization or consent of any domestic or foreign or supranational governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) (including those described or referred to in Section 15) which is required or believed to be appropriate shall not have been obtained on terms satisfactory to the Purchaser in its sole discretion; or

        (i) the Purchaser or any of its affiliates shall have entered into a definitive agreement or announced an agreement in principle with respect to the Proposed Merger or any other business combination with the Company or any of its affiliates or the purchase of any material portion of the securities or assets of the Company, or the Purchaser or any of its affiliates and the Company shall have agreed that the Purchaser shall amend or terminate the Offer or postpone payment for the Shares pursuant thereto.

    The foregoing conditions (in addition to the Minimum Tender Condition, the HSR Condition, and the Defensive Action Condition described in the Introduction) are for the sole benefit of the Purchaser and may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. Any determination by the Purchaser concerning the events described above shall be final and binding upon all parties including tendering stockholders. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    A public announcement will be made of a material change in, or waiver of, such conditions, to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act, and the Offer will be extended in connection with any such change or waiver to the extent required by such rules.

    15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

    GENERAL. Except as set forth below, based upon an examination of publicly available filings made by the Company with the SEC and other publicly available information concerning the Company, neither the Purchaser nor the Parent is aware of any licenses or other regulatory permits that appear to be material to the business of the Company, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein, or of any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is the Purchaser's present intention to seek such approval or action. However, the Purchaser does not presently intend to delay the purchase of Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to the Purchaser's right to delay or decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Parent or the Purchaser or that certain parts of the businesses of the Company, the Parent or the Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14.

    STATE TAKEOVER STATUTES. A number of states have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. The Company conducts business in a number of states throughout the United States, some of which have enacted "takeover" statutes. Except as discussed herein, the Purchaser does not know whether any of these statutes will, by their terms, apply to the Offer, and has not complied with any such statutes. To the extent that certain provisions of these statutes purport to apply to the Offer, the Purchaser believes that there may be reasonable bases for contesting such statutes. The Company is incorporated under the laws of the State of Colorado and has its principal executive offices, manufacturing facilities and a majority of its assets located in Colorado, which has not enacted a "takeover" statute. If any person should seek to apply any state takeover statute, the Purchaser would take such action as then appears desirable, which action may include challenging the validity or applicability of any such statue in appropriate court proceedings. If it is asserted that one or more takeover statutes apply to the Offer, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to purchase or pay for Share tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment, or pay for, Shares tendered. See Section 14.

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements. See the Introduction and Section 14.

    The Parent will file on the date hereof with the FTC and the Antitrust Division a Pre-merger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by the Parent and notification to the Company of such filing. Accordingly, it is expected that the waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time, on Tuesday, May 25, 1999, unless, prior to the expiration or termination of the waiting period, the FTC or the Antitrust Division extends the waiting period by requesting additional information or documentary material from the Parent. If either the FTC or the Antitrust Division were to request additional information or documentary material from the Parent, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by the Parent with such request. Thereafter, the waiting period could be extended by court order or by consent of the Parent. The waiting period under the HSR Act may be terminated by the FTC and the Antitrust Division prior to its expiration. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and in any event the purchase of and payment for Shares will be deferred until ten days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order or by consent of the Parent. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request from the Antitrust Division or the FTC for additional information or documentary material made to the Company will extend the waiting period.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the purchase by the Purchaser of Shares pursuant to the Offer, either the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Purchaser or the divestiture of substantial assets of the Parent, its subsidiaries or the Company. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

    Based upon an examination of publicly available information relating to the businesses in which the Company is engaged, the Parent believes that the acquisition of Shares pursuant to the Offer and the Proposed Merger would not violate antitrust laws. The Parent believes that retention of all of the operations of the Company and the Parent should be permitted under the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such challenge is made, what the result will be.

    16. FEES AND EXPENSES.

    The Purchaser has retained Nesbitt Burns Securities Inc. to act as the Dealer Manager and to provide certain financial advisory services in connection with the proposed acquisition of the Company. In connection with such services, the Purchaser has agreed to pay Nesbitt Burns Securities Inc. a fee of $50,000, plus a success fee equal to $.10 per share tendered in the Offer or in the Proposed Merger. If a deal results between the Purchaser or the Parent and the Company other than the stock acquisition contemplated by the Offer and the Proposed Merger, the Purchaser will pay the Dealer Manager a success fee in the amount of $260,000. The Parent and the Purchaser jointly and severally will also reimburse Nesbitt Burns Securities Inc. for certain out-of-pocket expenses, including attorneys' fees. The Parent and the Purchaser jointly and severally will also indemnify Nesbitt Burns Securities, Inc. against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. In the ordinary course of its business, Nesbitt Burns Securities Inc. engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of the Company.

    The Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

    In addition, Harris Trust Company of New York has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

    Except as set forth above, the Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request only, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

    17. MISCELLANEOUS.

    The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PARENT OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    The Parent and the Purchaser have filed with the SEC a Tender Offer Statement on Schedule 14D-1, together with exhibits (the "Schedule 14D-1"), pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule 14D-1, and any amendments thereto, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 8 (except that they will not be available at the regional offices of the SEC).

                                          WHITMAN'S CANDIES, INC.
                                          WC-RMA CORP.

May 10, 1999

                                   SCHEDULE I
                 INFORMATION CONCERNING DIRECTORS AND EXECUTIVE
                    OFFICERS OF THE PARENT AND THE PURCHASER

    DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT. The following table sets forth the name, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of all directors and executive officers of the Parent. Unless otherwise indicated, the principal business address of each executive officer of the Parent is 1000 Walnut Street, Suite 900, Kansas City, Missouri and each occupation set forth opposite an individual's name refers to employment with the Parent. Where no date is given for the commencement of the indicated office or position, such office or position was assumed prior to May 10, 1994. Each person listed below is a citizen of the United States.

                                                PRESENT POSITION WITH THE PARENT AND PRINCIPAL OCCUPATION OR
                                                                         EMPLOYMENT;
NAME AND BUSINESS ADDRESS                            MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------
Scott H. Ward.............................  Director, Co-President of the Parent since 1993.

Thomas S. Ward............................  Director, Co-President of the Parent since 1993.

Linda L. Ward O'Hara......................  Director, Vice President of the Parent since 1993.

Richard S. Masinton.......................  Chief Financial Officer/Chief Administrative Officer of the Parent
                                            since February 1997. Senior Vice President and Chief Financial
                                            Officer of Westlake Hardware, Inc.--1990-January 1997.

Robinn S. Weber...........................  Vice President--Human Resources of the Parent.

Robert L. Love............................  Senior Vice President--Sales of the Parent since February 1999.
                                            Director National Accounts and Trade Development, Hershey Foods
                                            Corporation.

Robert G. Maack...........................  Vice President--Production Scheduling of the Parent.

Harold G. Wattjes.........................  Vice President--Manufacturing of the Parent.

    DIRECTORS AND OFFICERS OF THE PURCHASER. Set forth below are the name and position with the Purchaser of each director of the Purchaser. The principal address of the Purchaser and the current business address of each individual listed below is 1000 Walnut Street, Suite 900, Kansas City, Missouri. Each such person is a citizen of the United States. Information with respect to Messrs Scott H. Ward and Thomas S. Ward and Ms. Linda L. Ward O'Hara, who are directors and executive officers of the Parent, and Mr. Richard S. Masinton, who is an executive officer of the Parent, is set forth above in "Directors and Executive Officers of the Parent".

                                                           PRESENT POSITION WITH THE PURCHASER AND
                                                             PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------
Scott H. Ward.............................  Director: Co-President.

Thomas S. Ward............................  Director; Co-President.

Linda L. Ward O'Hara......................  Director; Vice President.

Richard S. Masinton.......................  Chief Administrative Officer and Secretary.

                        THE DEPOSITARY FOR THE OFFER IS:
                        HARRIS TRUST COMPANY OF NEW YORK

                       BY HAND AND OVERNIGHT
BY MAIL:               CARRIER:
Wall Street Station    Wall Street Plaza
P.O. Box 1010          88 Pine Street
New York, New York     New York, New York
  10268-1010             10005

                           BY FACSIMILE TRANSMISSION:

                             (212) 701-7636 or 7637

                   For Information Telephone (call collect):
                                 (212) 701-7624

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D. F. KING & CO., INC.
                          77 Water Street, 20th Floor
                            New York, New York 10005

                 Banks and Brokers Call Collect: (212) 425-1685
                        All Others Call: (800) 207-3155

                      THE DEALER MANAGER FOR THE OFFER IS:

                      [NESBITT BURNS SECURITIES INC. LOGO]

                             111 West Monroe Street
                                20th Floor--East
                            Chicago, Illinois 60603
                                  (Toll Free)
                                 (877) 377-3317

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